UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the special meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (“FRBK” or the “Company”).

Item 1: On June 6, 2022, Driver delivered the following letter to Company’s Custodian:

June 6, 2022

Mr. Alfred W. Putnam, Esq.
Faegre Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, Pennsylvania 19103
Alfred.putnam@faegredrinker.com

Via email

Mr. Putnam,

Reference is made to the Order, dated May 31, 2022 (the “May 31 Order”), issued by Judge Paul Diamond in the case captioned Hill v. Cohen, Civ. No. 22-1924 (E.D. Pa.), appointing you to serve as Custodian of Republic First Bancorp, Inc. (“FRBK”) and directing you to call and oversee a special meeting of FRBK shareholders (the “Special Meeting”) on or before July 10, to elect a director to fill the vacancy on FRBK’s board of directors (the “Board”) created by the death of Theodore Flocco.

As of the date of this letter, pursuant to the May 31 Order, the Special Meeting must be held (assuming that it is not held on a Saturday or Sunday) within thirty-two (32) days. Section 112 (“Section 112”) of the Pennsylvania Banking Code of 1965 (as interpreted by the Pennsylvania Department of Banking and Securities (the “Department”)) requires prior approval from the Department before soliciting proxies from more than 10% of the outstanding voting stock of the bank holding company of any bank located in Pennsylvania. In addition, Section 503.E of the Pennsylvania Department of Banking and Securities Code provides for a thirty (30) day public comment period for applications made pursuant to Section 112.

On June 1, 2022, Driver Opportunity Partners I LP (together with its general partner, Driver Management Company LLC, “Driver”) delivered a notice (the “Notice of Nomination”) to Lisa Jacobs, FRBK’s corporate secretary and a member of the Board, that it was nominating Peter B. Bartholow, who previously served as Chief Financial Officer and Chief Operating Officer, as well as a member of the board of directors, of Texas Capital Bancshares, Inc., a publicly traded bank holding company, for election to director at the Special Meeting. Driver has yet to receive any confirmation from Ms. Jacobs or the Board that the Notice of Nomination has been accepted.

On June 4, 2022, Driver filed a Section 112 Application with the Department relating to the solicitation of proxies at the Special Meeting. In addition, Driver expects to file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) by June 9, 2022 and has had numerous conversations with SEC staff—who had previously reviewed Driver’s proxy statement relating to FRBK’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”)—regarding the contents of that preliminary proxy statement. In short, Driver, just as it had in preparation with the 2022 Annual Meeting, is taking all steps necessary to comply with FRBK’s constituent documents as well as federal securities law and state banking law.

On May 27, 2022, a shareholder group consisting of George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, the Avery Connor Capital Trust, Susan D. Hudson, Geoffrey B. Hudson and Rose M. Guida (the “Norcross Group”) issued a press release announcing its “intention to nominate Gregory B. Braca” for election to director at the Special Meeting. In addition, Driver understands that Vernon Hill also intends to nominate a candidate for election to director at the Special Meeting.

Given the timing of the Special Meeting, Driver is hereby requesting that you, in your capacity as Custodian, direct the Board to immediately confirm receipt of the Notice of Nomination and indicate whether the Board has accepted the Notice of Nomination. In addition, Driver is hereby requesting that you, in your capacity as Custodian, direct the Board to immediately make public disclosure of (i) any other notices of nomination it may have received in connection with the Special Meeting, (ii) the identity of the shareholder making the nomination, (iii) the identity of the candidate for election to director and (iv) whether the Board has accepted those notices of nomination. Finally, Driver is hereby requesting that you, in your capacity as Custodian, confirm whether your mandate to “oversee” the Special Election includes whether and how you will oversee compliance with federal securities laws (including the prohibition on making solicitations prior to furnishing a proxy statement) and state banking laws.

Driver understands that the May 31 Order is subject to an expedited appeal in the U.S. Court of Appeals for the Third Circuit and scheduled for disposition during the week of June 27, 2022, which disposition may result in the May 31 Order being vacated. However, unless and until the Third Circuit takes action that would prevent or preclude the Special Election, Driver (and other shareholders) must assume that the Special Election will be held and need to plan accordingly.

FRBK is a publicly traded corporation whose shareholders have been deprived of (i) a functioning board of directors, (ii) timely receipt of audited year-end financial statements as well as a Annual Report on Form 10-K for the year ended December 31, 2021 and an Annual Report on Form 10-Q for the quarter ended March 31, 2022, and (iii) the ability to choose a class of directors at an annual meeting of shareholders in the usual fashion. In addition, there has been no disclosure of any plan for FRBK to regain compliance with continued listing requirements pursuant to Nasdaq Listing Rule 5250(c)(1). To sum it up, shareholders are left with the prospect that FRBK’s common stock may be delisted, even as they are completely blind to FRBK’s financial condition, while the Board fights amongst itself without any ability for shareholders to meaningfully change the composition of the Board in the immediate future.

Given the urgent need to protect shareholder interests and need for transparency in connection with the anticipated Shareholder Meeting, Driver requests your prompt response for the benefit of all shareholders. Please do not hesitate to contact me at ac@drivermgmtco.com or 646-360-0791 to discuss any of the questions raised herein.

Driver Management Company LLC
/s/ J. Abbott R. Cooper

Item 2: On June 13, 2022, Driver delivered the following letter to Company’s Custodian:

June 13, 2022

Mr. Alfred W. Putnam, Esq.
Faegre Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, Pennsylvania 19103
Alfred.putnam@faegredrinker.com

Via email

Mr. Putnam,

Reference is made to the Order, dated May 31, 2022 (the “May 31 Order”), issued by Judge Paul Diamond in the case captioned Hill v. Cohen, Civ. No. 22-1924 (E.D. Pa.), appointing you to serve as Custodian of Republic First Bancorp, Inc. (“FRBK”) and directing you to call and oversee a special meeting of FRBK shareholders (the “Special Meeting”) on or before July 10, to elect a director to fill the vacancy on FRBK’s board of directors (the “Board”) created by the death of Theodore Flocco.

As of the date of this letter, there are only eighteen (18) business days remaining for the Special Meeting to be held. In preparation for the Special Meeting, Driver has nominated Mr. Peter Bartholow for election to the Board at the Special Meeting, filed an application with the Bureau of Bank Supervision, Pennsylvania Department of Banking and Securities pursuant to Section 112 of the Pennsylvania Banking Code of 1965 and filed a preliminary proxy statement with the Securities and Exchange Commission. Driver has also written you two letters requesting necessary information relating to the Special Meeting that have gone unanswered and unacknowledged.

Given the clear mandate contained in the May 31 Order—to call and oversee the Special Meeting by July 10, 2022—it is unclear why you have failed to provide even the most basic information (such as the time, date and place of the Special Meeting as well as the record date for shareholders entitled to vote at the Special Meeting) regarding the Special Meeting. Not to put too fine a point on it, but shareholders have a right to have their property managed by directors elected by (and accountable to) them, not a custodian shielded from liability. The best outcome for shareholders would be a quick and transparent resolution of the current boardroom drama by allowing shareholders to exercise their rights to elect directors of their choosing. The fact that the Special Meeting has not been scheduled suggests that you are less interested in allowing shareholders to elect a director than brokering some type of compromise among the directors whose infighting has caused this terrific mess.

To point out the obvious, the vast majority FRBK’s owners—investors who hold shares of FRBK’s publicly traded stock—are not on the Board. Given the totality of the facts and circumstances in this situation, attempting to resolve the Board dysfunction that, among other things, has left shareholders without current information regarding FRBK’s financial condition and results of operations and at the risk of having their shares de-listed, through a settlement among two bitterly divided board factions, is not only unlikely to succeed but, even if it does, is unlikely to produce a result that is in shareholders’ best interests.

In good faith reliance that the Special Meeting would be held by July 10, 2022 pursuant to the May 31 Order, Driver has already expended considerable resources in connection with the Special Meeting and anticipates expending significant additional resources in connection with the solicitation of proxies therefor. Driver hereby requests that you immediately provide all previously requested information regarding the Special Meeting or acknowledge that the Special Meeting will not be held by July 10, 2022.

Please do not hesitate to contact me at ac@drivermgmtco.com or 646-360-0791 to discuss any of the questions raised herein.

Driver Management Company LLC
/s/ J. Abbott R. Cooper

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the special meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper and Peter B. Bartholow.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 391,854 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity owns, either beneficially or of record, 385,854 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock owned by Driver Opportunity. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock.